FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FIRST QUARTER RESULTS

Diluted Earnings Per Share Increased 86.4% to $0.41 on 11.7% Increase in Net Sales

New York, New York, May 9, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the first quarter ended March 31, 2011.

First Quarter 2011 Compared to First Quarter 2010:
•	Net sales increased 11.7% to $133.4 million from $119.4 million; at comparable foreign currency exchange rates, net sales rose 11.6% for the period;
•	European-based operations generated sales of $121.6 million, up 12.3% from $108.3 million;
•	Sales by U.S.-based operations were up 6.5% to $11.8 million from $11.1 million;
•	Gross margin was 64.9% compared to 60.1%;
•	S, G & A expense as a percentage of sales was 45.8% compared to 46.7%;
•	Operating margins increased to 19.2% of net sales from 13.4% of net sales;
•	Net income attributable to Inter Parfums, Inc. increased 94.8% to $12.8 million as compared to $6.6 million; and,
•	Diluted earnings per share increased 86.4% to $0.41 from $0.22.

Jean Madar, Chairman & CEO of Inter Parfums pointed out, “With respect to European-based operations, as we reported last month, first quarter sales growth was primarily due to the January 1, 2011 commencement of prestige product distribution in the U.S. by our subsidiary, Interparfums Luxury Brands.   Additionally, in local currency Lanvin brands turned in a 35% comparable quarter sales increase, which combined with initial sales of the new Jimmy Choo signature fragrance, the inclusion of Montblanc fragrance sales and the brand’s launch of Legend, contributed to the top line growth.  It bears repeating that Burberry brand sales were only off 8% in local currency, in line with expectations, as last year’s first quarter benefited from the worldwide launch of Burberry Sport.  Similarly, the launch of Oriens for Van Cleef & Arpels also took place in last year’s first quarter, which explains the 19% decline in brand sales in local currency.”

He continued, “The selective launch of the Jimmy Choo signature fragrance surpassed our expectations and the level of reorders, even in its limited distribution, even surprised us.  With broader distribution starting this spring, we have increased production to match our expectations for the year.  For the balance of the year, we have the Paul Smith Optimistic collection for men and women, and flankers for Van Cleef & Arpels and Lanvin.  In addition, the expansion of the Burberry Beauty product line and distribution is also in the works.  Of course late in 2011, the new Burberry scent for women will be our largest product launch of the year.”

Mr. Madar concluded, “As we’ve reported, regarding U.S.-based operations, the sales growth was due to increased international distribution of specialty retail products and new product launches for the Gap and Banana Republic brands.  Most of the new specialty retail product launches are timed for the second half of 2011, including our debut fragrances for Betsey Johnson and Nine West.  A new bebe scent is also coming to market, our third in as many years.  This spring a line of performance-based bath, body and specialty products, sold under Lane Bryant’s Cacique® brand, is launching at 150 Lane Bryant stores, along with a lip gloss collection.  Additional products, including more body care products and a fine fragrance, are under consideration for the holiday season.”
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Inter Parfums, Inc. News Release	Page 2
May 9, 2011

Discussing factors impacting profitability, Russell Greenberg, Executive Vice President & Chief Financial Officer, stated, “We now sell our prestige products in the U.S. direct to retailers rather than through a third party distributor, which accounts for most of the gross margin improvement.  Promotion included in S, G & A expenses approximated $18.3 million or 13.7% of net sales in the current first quarter, down from $19.0 million or 15.9% of net sales in the comparable 2010 period.  With planned promotion and advertising activities heavily weighted toward the second half of the year, those expenses in both dollars and as a percentage of net sales should be substantially higher in the second half of 2011.  All promotion and advertising expenses associated with prestige products sold in the U.S. this year have been and will be borne by our U.S. distribution subsidiary; in previous years, they were shared with our former third party distributor.  Royalty expense included in S, G & A aggregated $11.5 million or 8.6% of net sales compared with $11.2 million or 9.4% of net sales in the first quarter of 2010.  Comparable quarter royalty expense as a percentage of sales should continue to decline this year, again as a result of selling prestige products direct to retailers in the U.S.  Finally, in the current first quarter, we recognized a $0.4 million foreign currency gain, while in the prior year period we recognized a foreign currency loss of $2.4 million.”

Affirms 2011 Recently Increased Guidance
Mr. Greenberg concluded, “As noted, the first quarter was an exceptionally profitable period and with increasing advertising and promotion expenses budgeted for the second half of 2011, our annual margins are not expected to remain at these levels.  That said, we are on track to achieve our recently increased 2011 guidance which calls for sales of approximately $550.0 million, with resulting net income attributable to Inter Parfums, Inc. of approximately $32.5 million or $1.05 per diluted share.  Guidance assumes the dollar remains at current levels.”

Dividend
The Company’s regular quarterly cash dividend of $0.08 per share will be payable on July 15, 2011 to shareholders of record on June 30, 2011.

Conference Call
Management will conduct a conference call to discuss financial results and business developments at 12:00 noon ET on Tuesday, May 10, 2011.  Interested parties may participate in the call by dialing 201 689-8354; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron.  Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

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Inter Parfums, Inc. News Release	Page 3
May 9, 2011

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

Inter Parfums, Inc. News Release	Page 4
May 9, 2011

CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)

	Three months ended March 31,
	2011	2010

Net sales	$133,363	$119,373

Cost of sales	46,772	47,652

Gross margin	86,591	71,721

Selling, general and administrative expenses	61,049	55,698

Income from operations	25,542	16,023

Other expenses (income):
Interest expense	440	589
(Gain) loss on foreign currency	(419)	2,382
Interest income	(317)	(255)

	(296)	2,716

Income before income taxes	25,838	13,307

Income taxes	8,498	4,357

Net income	17,340	8,950

Less: Net income attributable to the noncontrolling interest	4,581	2,400

Net income attributable to Inter Parfums, Inc.	$12,759	$6,550

Earnings per share:
Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.42	$0.22
Diluted	$0.41	$0.22

Weighted average number of shares outstanding:
Basic	30,474	30,192
Diluted	30,634	30,291

Dividends declared per share	$0.08	$0.065

Inter Parfums, Inc. News Release	Page 5
May 9, 2011

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	March 31, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$40,979	$37,548
Short-term investments	43,100	49,391
Accounts receivable, net	122,295	97,593
Inventories	141,848	109,840
Receivables, other	1,554	3,688
Other current assets	6,775	4,635
Deferred tax assets	7,710	7,230

Total current assets	364,261	309,925

Equipment and leasehold improvements, net	13,958	11,207

Goodwill	3,875	3,654

Trademarks, licenses and other intangible assets, net	116,693	111,402

Other assets	1,821	1,917

Total assets	$500,608	$438,105

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$6,368	$5,250
Current portion of long-term debt	10,428	11,090
Accounts payable - trade	78,365	52,694
Accrued expenses	45,883	47,413
Income taxes payable	12,358	7,905
Dividends payable	2,439	1,979

Total current liabilities	155,841	126,331

Long-term debt, less current portion	3,631	5,039

Deferred tax liability	7,041	6,789

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,482,281 and 30,445,881 shares at March 31, 2011 and December 31, 2010, respectively	30	30
Additional paid-in capital	49,721	48,887
Retained earnings	215,818	205,453
Accumulated other comprehensive income	27,873	14,757
Treasury stock, at cost, 10,009,492 common shares at March 31, 2011 and December 31, 2010	(34,151)	(34,151)

Total Inter Parfums, Inc. shareholders’ equity	259,291	234,976

Noncontrolling interest	74,804	64,970

Total equity	334,095	299,946

Total liabilities and equity	$500,608	$438,105